Exhibit 3.1

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VOLCANO CORPORATION”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF FEBRUARY, A.D. 2005, AT 11:10 O’CLOCK A.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3155105 8100	AUTHENTICATION: 3693388

050135619	DATE: 02-18-05

State of Delaware Secretary of State Division of Corporations Delivered 11:20 AM 02/18/2005 FILED 11:10 AM 02/18/2005 SRV 050135619 — 3155105 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VOLCANO CORPORATION
     Volcano Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     The name of the corporation is Volcano Corporation. The corporation was originally incorporated under the name CardioTechnology, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 12, 2000. An Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 14, 2001. A second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State of the State of Delaware on April 24, 2002. A third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State of the State of Delaware on July 18, 2003. A Certificate of Amendment was filed with the Delaware Secretary of State of the State of Delaware on October 13, 2004.
     The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
     The name of this corporation is Volcano Corporation.
ARTICLE II
     The address of this corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 53,109,607 shares. 33,000,000 shares shall be Common Stock with a par value of $0.001 per share and 20,109,607 shares shall be Preferred Stock with a par value of $0.001 per share. 2,303,850 shares of Preferred Stock are designated Series A Preferred Stock,

15,143,003 shares of Preferred Stock are designated Series B Preferred Stock and 2,662,754 shares of Preferred Stock are designated Series C Preferred Stock.
     This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:
     I. Dividend Provisions. Prior and in preference to any declaration or payment of any dividends to the holders of shares of Series A Preferred Stock, Common Stock or any other equity securities of the Corporation ranking junior to the Series B Preferred Stock (the “Junior Equity Securities”), the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), at the rate of $0.24 per share per annum (appropriately adjusted for stock splits, stock dividends, recapitalization and similar events) and the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, pari passu with the holders of Series B Preferred Stock, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), at the rate of $0.46 per share per annum (appropriately adjusted for stock splits, stock dividends, recapitalization and similar events). The payment of dividends to the holders of Series B Preferred Stock and Series C Preferred Stock shall be made on a pari possu basis. After such pari passu payment of dividends with respect to the Series B Preferred Stock and the Series C Preferred Stock, and prior and in preference to any declaration or payment of any dividends to the holders of shares of Common Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), at the rate of $0.08 per share per annum (appropriately adjusted for stock splits, stock dividends, recapitalization and similar events). Dividends shall be payable when, as and if declared by the board of directors of this corporation, and shall not be cumulative. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably, first to the holders of the Series B Preferred Stock and the Series C Preferred Stock, on a pari passu basis, in proportion to the dividend amounts to which each such holder is entitled, and second to the holders of the Series A Preferred Stock in proportion to the dividend amounts to which each such holder is entitled. After payment of the full amount of the aforesaid dividends, any additional dividends declared shall be distributed to the holders of Common Stock.
     2. Liquidation Preference.
          (a) Preferred Preference.
               (i) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, and prior and in preference to any distribution of any of the assets of this corporation (or distribution of consideration in connection with a Liquidating Merger (defined below)) to the holders of the Series A Preferred Stock, the Common Stock, or any Junior Equity Security by reason of their ownership thereof, the holders of Series B Preferred Stock shall be entitled to receive an amount equal to $3.00 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), plus an amount equal to any declared but unpaid dividends on such shares (such amount being referred to herein as the “Series B Preference”), and the holders of Series C Preferred Stock shall be entitled to receive, pari passu with the holders of Series B Preferred Stock, an amount equal to $5.77 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), plus an amount equal to any declared but unpaid dividends on such shares (such amount being referred to herein as the “Series C Preference”). The Series B Preference together with the Series C Preference is referred to herein as the “Senior Preferred Preference.” If, upon occurrence of any liquidation, dissolution or winding up of this corporation, the assets and funds thus distributed among the holders of the Series B Preferred Stock and the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Senior Preferred Preference, then the entire assets and funds of this corporation legally available for distribution shall be paid ratably to each holder in proportion to the Senior Preferred Preference each holder of Series B Preferred Stock and Series C Preferred Stock is entitled. Notwithstanding the foregoing, if this corporation shall issue any class or series of stock (or any debt that is directly or indirectly convertible into any series of stock) that has a liquidation preference that is senior to the Series C Preference (a “Senior Security”), then upon the closing of the sale or issuance of the Senior Security, the Series C Preference shall immediately and automatically become senior to the Series B Preference and no payment shall be made to the holders of Series B Preferred Stock pursuant to this Article V, Section 2 until the Series C Preference is paid in full.
     In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, after payment in full of the Senior Preferred Preference, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation (or distribution of consideration in connection with a Liquidating Merger) to the holders of Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), plus an amount equal to any declared but unpaid dividends on such shares (such amount being referred to herein as the “Series A Preference”). If, upon occurrence of any liquidation, dissolution or winding up of this corporation, after payment in full of the Senior Preferred Preference, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Preference, then the entire remaining assets and funds of this corporation legally available for distribution shall be paid ratably to each holder in proportion to the Series A Preference each holder of Series A Preferred Stock is entitled.
               (ii) After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, the remaining assets of this corporation available for distribution to stockholders shall be distributed equally per share to the holders of Common Stock.
          (b) Mergers. A merger or reorganization, in which the stockholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, or, the sale of all or substantially all of the assets of this corporation, that is approved by the holders of Preferred Stock in accordance with the provisions of Article V, Section 5(a)(i) (a “Liquidating Merger”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2. All shares of Preferred Stock shall be convertible into Common Stock (in accordance with Section 4 of Article V below) at any time prior to or simultaneously with the consummation of any Liquidating Merger; provided, however, that all Conversion Rights (as defined below) shall remain in full force and effect for all shares of Preferred Stock that have not converted into Common Stock prior to or simultaneously with such Liquidating Merger. Any securities or other property to be delivered to the holders of the Preferred Stock and Common Stock upon a Liquidating Merger shall be valued in good faith by the board of directors of this corporation.
          (c) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the General Corporation Law of the State of Delaware (and, if applicable, Sections 502, 503 and 506 of the California Corporations Code), to distributions made by this corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons, provided that such agreements are either in effect as of the date of filing of this Amended and Restated Certificate or approved by a majority of this corporation’s Board of Directors.
     3. Voting Rights.
          (a) So long as at least one-third of the shares of Series C Preferred Stock that have been issued remain outstanding, the Series C Preferred Stock, voting as one class, shall be entitled to elect one (1) member of the Board of Directors.
          (b) So long as at least one-third of the shares of Series B Preferred Stock that have been issued remain outstanding, the Series B Preferred Stock, voting as one class, shall be entitled to elect two (2) members of the Board of Directors.
          (c) So long as at least a majority of the shares of Series A Preferred Stock that have been issued remain outstanding, the Series A Preferred Stock, voting as one class, shall be entitled to elect two (2) members of me Board of Directors.
          (d) The Common Stock, voting as one class, shall be entitled to elect two (2) members of the Board of Directors.

          (e) One (1) member of the Board of Directors shall be the Chief Executive Officer of the Corporation.
          (f) The Common Stock and the Preferred Stock, voting together as one class (on an as-converted basis), shall be entitled to elect all other members of the Board of Directors.
          (g) Any vacancy in the Board of Directors occurring because of death, resignation or removal of a director elected by the holders of the outstanding class or series with voting power entitled to elect him or her shall be filled by the vote or written consent of the holders of the outstanding class(es) or series with voting power entitled to elect him or her. A director may be removed with or without cause by the vote or consent of the holders of the outstanding class(es) or series with voting power entitled to elect him or her.
          (h) On all other matters, except as otherwise required by law or as otherwise set forth in this Certificate of Incorporation, holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any matters upon which holders of Common Stock have the right to vote. Except as otherwise provided herein, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of this corporation having general voting power and not separately as a class. For purposes of this Section 3, the voting power of a share of Preferred Stock shall mean the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.
     4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock and shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial per share Conversion Price of Series A Preferred Stock shall be $1.00. The per share Conversion Value of the Series A Preferred Stock shall be $1.00. The initial per share Conversion Price of the Series B Preferred Stock shall be $3.00. The per share Conversion Value of the Series B Preferred Stock shall be $3.00. The initial per share

Conversion Price of the Series C Preferred Stock shall be $5.77. The per share Conversion Value of the Series C Preferred Stock shall be $5.77. The initial Conversion Prices shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of such series.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into share(s) of Common Stock at its then effective Conversion Rate immediately upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (A) the public offering price equaled or exceeded $8.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (B) the aggregate gross offering proceeds (before underwriters discounts and commissions and before expenses) equaled or exceeded $50 million (a “Qualified Public Offering”); or (ii) the written election of (X) the holders of 66.67% of the then outstanding Preferred Stock voting together as a single class on an as-converted basis, and (Y) the holders of 66.67% of the Series C Preferred Stock, voting together as a single class.
          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock and shall give written notice to this corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b)(i) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(b)(i)) or in the case of an automatic conversion pursuant to Section 4(b)(ii) hereof, immediately prior to the close of business on the date of the election referred to in Section 4(b)(ii)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
          (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of this corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
          (e) Adjustment of Conversion Price. The Conversion Price of the Preferred Stock shall be subject to independent adjustment from time to time as follows:

               (i) Definitions. For purposes of this paragraph 4(e), the following definitions shall apply:
                    (A) “Excluded Stock” shall mean:
                         (1) all shares of Common Stock issued and outstanding on the date this certificate is filed with the Delaware Secretary of State (“Filing Date”) and all shares of Common Stock issued or issuable upon conversion of Preferred Stock;
                         (2) up to 5,800,000 shares of Common Stock issued or issuable after the Filing Date to officers, directors, consultants, advisors or employees of this corporation, pursuant to a stock grant, option or purchase plan or other employee stock incentive program or arrangement approved by at least 66.67% of the board of directors of this corporation, plus any shares repurchased by this corporation from such persons;
                         (3) up to an aggregate of 1,000,000 shares of Common Stock issued or deemed issued after the Filing Date in connection with research and development partnerships, licensing or collaborative arrangements, borrowings from financial institutions, equipment financing and similar transactions approved by at least 66.67% of the board of directors of this corporation;
                         (4) all shares of Common Stock issuable upon exercise of other options or warrants issued and outstanding on the Filing Date;
                         (5) all shares of Common Stock issued or issuable upon the closing of a Qualified Public Offering; and
                         (6) upon conversion, exercise or exchange of any of the securities set forth in the immediately preceding paragraphs (1) through (5).
                    (B) “Options” means options to purchase or rights to subscribe for Common Stock (other than Excluded Stock).
                    (C) “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) and options to purchase or rights to subscribe for such convertible or exchangeable securities.
                    (D) “Purchase Rights” means Options and Convertible Securities.
                    (E) “Dilutive Issuance” means, with respect to a particular series of Preferred Stock, an issuance of Purchase Rights, or Common Stock which is not Excluded Stock, without consideration or for a consideration per share less than the Conversion Price applicable to such series. “Dilutive Issuance” excludes any stock dividend, subdivision or split-up, stock combination, dividend or Transaction described in Sections 4(e)(iv) through (vii) below.
               (ii) If this corporation issues or is deemed to issue any Common Stock in a Dilutive Issuance, each applicable Conversion Price in effect after each such issuance shall be adjusted to a price determined by multiplying the applicable Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction:
                    (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance, plus (2) the number of snares of Common Stock that the aggregate consideration, if any, received by this corporation in connection with the Dilutive Issuance would purchase at such Conversion Price, and
                    (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance, plus (2) the number of shares of Common Stock issued or deemed issued in the Dilutive Issuance.
     For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities that are both (i) outstanding on the day immediately preceding such given date and (ii) vested or no longer subject to a right of repurchase or risk of forfeiture, in all oases determined immediately prior to the Dilutive Issuance in accordance with the provisions of Article V, Section 4(e)(iii).
               (iii) For purposes of any adjustment of the applicable Conversion Price pursuant to clause (ii) above, the following provisions shall be applicable:
                    (A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by this corporation in connection with the issuance and sale thereof.
                    (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of this corporation, in accordance with generally accepted accounting treatment; provided, however, that if at the time of such determination, this corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of this corporation shall not exceed the aggregate Current Market Price (as defined below) of the shares of Common Stock being issued.
                    (C) In the case of the issuance of Purchase Rights in a Dilutive Issuance:
                         (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in (iii)(A) and (B) above), if any, received by this corporation upon the issuance of such Options plus the minimum purchase price provided in such Options covered thereby;

                         (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or exchange for any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by this corporation for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such Convertible Securities (determined in the manner provided in (iii)(A)and (B) above);
                         (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Purchase Rights or on any change in the minimum purchase price of such Purchase Rights, other than a change resulting from the antidilution provisions of such Purchase Rights, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such Purchase Rights not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the issuance of options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and
                         (4) on the expiration of any Purchase Rights, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such Purchase Right been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Purchase Rights.
               (iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.
               (v) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock then, on the effective date of such combination, the applicable Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
               (vi) In case this corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights (excluding Purchase Rights), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.
               (vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of this corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares provided for under Section 4(e)(iv) or (v) above), or the consolidation or merger of this corporation with or into another person (other than a consolidation or merger in which this corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of this corporation (“Transaction”), the shares of Preferred Stock shall, after such Transaction, be convertible into the kind and number of shares of stock or other securities or property of this corporation or otherwise to which such holder would have been entitled if immediately prior to such Transaction the holder had converted the holder’s shares of Preferred Stock into Common Stock. The provisions of this clause (vii) shall similarly apply to successive Transactions.
               (viii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
               (ix) For the purpose of any computation pursuant to this Section 4(e), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as reported by Nasdaq (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (ix) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of this corporation, but if challenged by the holders of more than two thirds of the outstanding Preferred Stock with another proposed market price for each share of Common Stock, an independent appraiser selected by the board of directors of this corporation shall determine the Current Market Price, and this corporation shall bear the cost of such appraisal only if the difference between its challenged Current Market Price and the one determined by the independent appraiser is greater than that between the market price proposed by the stockholders and the one determined by the independent appraiser; otherwise, the stockholders shall bear the cost of such appraisal.
          (f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.
          (g) No Impairment. This corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which adjustment or readjustment is based. This corporation shall, upon request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder’s shares of Preferred Stock.
          (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.
          (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this corporation.
     (1) Liquidating Merger and Termination of Conversion Rights. Notwithstanding anything express or implied to the contrary in this Article V, Section 4, if a Liquidating Merger is deemed to have occurred, and the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have received the Series A Preference, the Series B Preference and the Series C Preference, respectively, all in accordance with the provisions of Article V, Section 2(a) hereof, then, from and after the effective date of such Liquidating Merger, the rights of the holders of Preferred Stock to convert their shares of Preferred Stock into Common Stock shall terminate.

     5. Protective Provisions.
          (a) So long as at least one-third of the shares of Preferred Stock that have been issued remain outstanding, this corporation shall not, whether by merger, consolidation, or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66.67% of the then outstanding shares of Preferred Stock voting as a single class and on an as-converted basis:
               (i) approve a merger, other corporate reorganization, sale of control, voluntary dissolution or liquidation of this corporation, sale or exclusive license of all or substantially all of this corporation’s intellectual property, or any transaction in which all or substantially all of the assets of this corporation are sold;
               (ii) authorize or issue shares of any class or series of stock having parity or superiority to the Preferred Stock with respect to conversion rights, dividends, voting rights, redemption or liquidation preference or reclassify any Common Stock into shares having parity or superiority to the Preferred Stock with respect to conversion rights, dividends, voting rights, redemption or liquidation preference;
               (iii) alter or change the powers, preferences, restrictions or special rights of the Preferred Stock;
               (iv) increase the aggregate number of authorized shares of any series of Preferred Stock, other than an increase resulting from a stock split proportionate among all then authorized classes and series of Common Stock and Preferred Stock (including an increase in connection therewith in the authorized number of shares in proportion thereto);
               (v) redeem any securities of this corporation or declare or pay dividends on Common Stock or any other capital stock of the Corporation ranking junior to the Preferred Stock; provided, however, that this restriction shall not apply to dividends payable solely in Common Stock;
               (vi) increase or decrease the authorized number of directors of this corporation; or
               (vii) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).
          (b) This corporation shall not, whether by merger, consolidation, or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting as a single class and on an as-converted basis, authorize or issue any Senior Security, provided, however, the holders of Series C Preferred Stock shall not be entitled to approve the authorization or issuance of such Senior Security if, upon issuance of such Senior Security, the Series C Preference is senior to the Series B Preference.

ARTICLE VI
     This corporation reserves the right to amend, alter, change, or repeal any provision contained is this Certificate of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon the stockholders herein are granted subject to this right.
ARTICLE VII
     This corporation is to have perpetual existence.
ARTICLE VIII
     1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     2. Indemnification. The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     3. Corporate Opportunity. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this Article VIII, Section 3 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities with such officer, director or stockholder becomes aware prior to such amendment or repeal.
     4. Amendments. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE IX
     In the event that any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by this corporation.
ARTICLE X
     Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.
ARTICLE XI
     Elections of directors need not be by written ballot unless the Bylaws of this corporation so provide.
ARTICLE XII
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.
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     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true, correct and of our own knowledge.
     Dated: February 18, 2005

/s/ Scott Huennekens
Scott Huennekens,
President and Chief Executive Officer